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                                                                    Exhibit 23.1




                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lincare Holdings Inc.:


We consent to incorporation by reference in the Registration Statements Nos. 33-55202, 33-595656, 33-90602 and 333-46969 on Form S-8 of Lincare Holdings
Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Lincare Holdings Inc.




                                        KPMG PEAT MARWICK LLP




St. Petersburg, Florida
March 24, 1998